EXHIBIT 99.2

ANSYS, INC. SECOND QUARTER 2019

EARNINGS ANNOUNCEMENT

PREPARED REMARKS

August 5th, 2019

We are providing a copy of our prepared remarks in connection with our earnings announcement. These remarks are offered to provide additional detail for analyzing our Q2 2019 results in advance of our quarterly conference call. These prepared remarks will not be read on the call.

Conference call details:

August 6, 2019

8:30 a.m. Eastern Time

•	To access the live broadcast, please visit the Investor Relations section of ANSYS’ website at https://investors.ansys.com and click on News & Events, then Events Calendar.
•	The call can also be heard by dialing (855) 239-2942 (US) or (412) 542-4124 (CAN & INT’L) at least five minutes prior to the call and asking the operator to connect you to the ANSYS conference call.
•	A replay will be available within two hours of the call's completion at https://investors.ansys.com/news-and-events/events-calendar or by dialing (877) 344-7529 (US), (855) 669-9658 (CAN) or (412) 317-0088 (INT’L) and referencing the access code 10133395.

SUPPLEMENTAL INFORMATION

In addition to our GAAP information, ANSYS has historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document, as well as in our Q2 2019 earnings press release, which can be found on our website in the "About ANSYS - News Center" section. Reconciliations of GAAP to non-GAAP information are also provided. In line with our historical practice, the financial information below is presented on a supplemental, non-GAAP basis unless otherwise indicated.

Constant currency amounts exclude the effect of foreign currency fluctuations on the reported results. To present this information, the 2019 results for entities whose functional currency is a currency other than the U.S. Dollar were converted to U.S. Dollars at rates that were in effect for 2018, rather than the actual exchange rates in effect for 2019. The constant currency growth rates are calculated by adjusting the 2019 reported results to exclude the 2019 currency fluctuation impacts and comparing to the 2018 reported results.

SECOND QUARTER 2019 OVERVIEW

We delivered another quarter of strong financial performance with revenue and earnings that exceeded the high end of our guidance. We reported second quarter consolidated non-GAAP revenue of $370.5 million, an increase of 20% in reported currency and 23% in constant currency. We reported year-to-date (YTD) consolidated non-GAAP revenue of $690.4 million, an increase of 17% in reported currency and 20% in constant currency. We also achieved non-GAAP EPS of $1.61 and $2.91 in the second quarter and YTD 2019, respectively, which represented 19% and 15% growth over the second quarter and YTD 2018, respectively. Our financial results included operating cash flows of $88.5 million for the second quarter and $240.1 million YTD.

The following are other notable comments related to Q2 2019 (non-GAAP):

•	Lease license revenue grew 80% and 64%, both in constant currency, for the second quarter and YTD, respectively, driven primarily by an increase in multi-year lease contracts. Under the current accounting for revenue, the value and duration of multi-year contracts entered into during the period significantly impact the recognition of revenue. As a result, revenue may fluctuate significantly due to the timing of such contracts. Large swings in revenue growth rates are not necessarily indicative of customer activity during the period.

•	Maintenance revenue grew 13% and 14%, both in constant currency, for the second quarter and YTD, respectively. Our services revenue grew 46% in constant currency for both the second quarter and YTD, and it was strongly influenced by projects to assist our customers with broader adoption of ANSYS simulation tools, as well as the contributions from recent acquisitions.

•	Our direct and indirect channels contributed 80% and 20%, respectively, of second quarter revenue and 76% and 24%, respectively, of YTD revenue.

•	Annual contract value (ACV) increased 14% and 10%, both in constant currency, for the second quarter and YTD, respectively.

•	Deferred revenue and backlog was $717.3 million at June 30, 2019, an increase of 22% over June 30, 2018.

•	During the second quarter of 2019, we repurchased 0.1 million shares at an average price of $179.36 per share. During the first six months of 2019, we repurchased 0.3 million shares at an average price of $179.41 per share.

•	Total headcount on June 30, 2019 was approximately 3,800 employees.

Other Recent Highlights

•	We released ANSYS® 2019 R2, which accelerates, streamlines and simplifies the product life cycle through new functionalities. With the new functionalities, including new materials capabilities for structural analysis following the recent acquisition of Granta Design, ANSYS' simulation solutions accelerate collaboration, validation and verification, creating a reliable digital thread throughout operations. The release also includes a revolutionary ANSYS MechanicalTM user experience, simplified simulation of complex electronics and a new ANSYS FluentTM workflow that significantly speeds meshing of dirty geometries.

•	ANSYS and BMW Group partnered to create the automotive industry's first holistic simulation tool chain for developing autonomous vehicle technologies. The simulation tool chain will enable highly automated and autonomous driving (AD). BMW Group is leveraging ANSYS' broad pervasive engineering simulation solutions and experience to speed up the development of a safety-focused solution for the validation of AD systems. The multi-year agreement drives the development of BMW Group's Level 3 offering and Level 4-5 technology.

•	Launched in 1909, the International Paris Air Show is the largest aerospace event in the world with more than 2,400 exhibitors from 49 countries presenting their innovations to over 300,000 visitors. As the aerospace industry looks to accelerate its digital transformation in the face of global competition, ANSYS showcased its simulation solutions to the industry's most pressing challenges: designing more fuel efficient and environmentally friendly aircrafts; developing future aircraft systems that are autonomous and connected; accelerating defense technology innovation; and optimizing maintenance, repair and overhaul operations through digital twins. The ANSYS executive team met with leading aerospace and defense companies, cementing our long-term, strategic focus on the industry and signed memorandums of understanding with Airbus Defence and Space (Airbus) and LIG Nex1 of Korea during the show in June.

Airbus expects to leverage ANSYS' embedded software solution to develop an advanced Unmanned Aerial Vehicle that will be engineered for speed, safety and affordability. Through a new collaboration, ANSYS and Airbus plan to develop a new ANSYS solution for enabling safety-critical flight controls with sophisticated artificial intelligence (AI), aiming at autonomous flight by 2030. The intent is to engineer an advanced ANSYS SCADE® tool that links traditional model-based software development with new AI-based development flow. The new ANSYS SCADE tool would be pivotal for driving the development, certification and embedding of the drone flight control software, accelerating its speed to market by significantly reducing development time and associated expenses.

•	ANSYS and AVSimulation are partnering to speed the development of safe autonomous driving for automobile manufacturers. The collaboration integrates revolutionary simulation technology from AVSimulation with ANSYS’ immersive autonomous driving simulation solutions, expediting vehicle design and validation by using virtual testing. It enables engineers to test, validate and experience autonomous vehicle systems and performance in everyday driving conditions, spanning millions of virtual miles in a single day.

SAVE THE DATE: The 2019 ANSYS Investor Day will be held on September 12th, 2019 at the Hyatt Regency Hotel at the Pittsburgh International Airport. Our leadership team will be hosting a reception the preceding evening, which will include a technology showcase displaying many of ANSYS’ technology innovations and product solutions, such as autonomous, electrification and 5G, so please plan to join us. More details on the agenda and registration are available on the Investor Relations section of ANSYS’ website at https://investors.ansys.com.

DEFERRED REVENUE AND BACKLOG

(in thousands)	June 30, 2019	March 31, 2019	June 30, 2018	March 31, 2018
Current Deferred Revenue	$321,060	$330,890	$306,879	$311,718
Current Backlog	175,837	146,202	126,187	126,932
Total Current Deferred Revenue and Backlog	496,897	477,092	433,066	438,650

Long-Term Deferred Revenue	14,324	13,386	16,658	17,676
Long-Term Backlog	206,093	182,170	137,178	138,683
Total Long-Term Deferred Revenue and Backlog	220,417	195,556	153,836	156,359

Total Deferred Revenue and Backlog	$717,314	$672,648	$586,902	$595,009

The table above represents GAAP deferred revenue and backlog. As a result of the fair value provisions applicable to the accounting for business combinations, the Company typically records acquired deferred revenue at an amount that is lower than the historical carrying value. The expected impacts on reported revenue are $1.6 million and $7.3 million for the quarter ending September 30, 2019 and for the year ending December 31, 2019, respectively.

ACV

(in thousands, except percentages)	Q2 QTD 2019	Q2 QTD 2018	% Change	% Change in Constant Currency
ACV	$326,145	$293,043	11.3%	13.6%

(in thousands, except percentages)	Q2 YTD 2019	Q2 YTD 2018	% Change	% Change in Constant Currency
ACV	$629,635	$586,900	7.3%	10.3%

NON-GAAP REVENUE HIGHLIGHTS

(in thousands, except percentages)	Q2 QTD 2019	% of Total	Q2 QTD 2018	% of Total	% Change	% Change in Constant Currency
Lease	$100,024	27.0%	$56,863	18.4%	75.9%	80.3%
Perpetual	70,495	19.0%	74,326	24.1%	(5.2)%	(3.5)%
Maintenance	186,967	50.5%	168,509	54.6%	11.0%	13.5%
Service	13,022	3.5%	9,163	3.0%	42.1%	45.9%
Total	$370,508		$308,861		20.0%	22.6%

(in thousands, except percentages)	Q2 YTD 2019	% of Total	Q2 YTD 2018	% of Total	% Change	% Change in Constant Currency
Lease	$169,421	24.5%	$105,635	17.8%	60.4%	64.1%
Perpetual	124,508	18.0%	135,600	22.9%	(8.2)%	(6.0)%
Maintenance	370,840	53.7%	332,806	56.2%	11.4%	14.4%
Service	25,649	3.7%	18,094	3.1%	41.8%	46.0%
Total	$690,418		$592,135		16.6%	19.6%

As a result of the Company's application of the fair value provisions applicable to the accounting for business combinations, there were adverse impacts on GAAP revenue of $1.9 million and $2.9 million for the second quarters of 2019 and 2018, respectively. The adverse impacts on GAAP revenue were $4.7 million and $3.3 million for YTD 2019 and 2018, respectively.

The Company continues to experience increased interest by some of its larger customers in enterprise agreements that often include longer-term, time-based licenses involving a larger number of the Company's software products. While these arrangements typically involve a higher overall transaction price, the upfront recognition of license revenue related to these larger, multi-year transactions can result in significantly higher lease license revenue volatility. As software products, across a large variety of applications and industries, become increasingly distributed in software-as-a-service, cloud and other subscription environments in which the licensing approach is time-based rather than perpetual, the Company is also experiencing a shifting preference from perpetual licenses to time-based licenses across a broader spectrum of its customers.

GEOGRAPHIC NON-GAAP REVENUE HIGHLIGHTS

(in thousands, except percentages)	Q2 QTD 2019	% of Total	Q2 QTD 2018	% of Total	% Change	% Change in Constant Currency
Americas	$145,386	39.2%	$128,472	41.6%	13.2%	13.3%

Germany	26,032	7.0%	24,213	7.8%	7.5%	13.3%
United Kingdom	13,188	3.6%	8,585	2.8%	53.6%	60.4%
Other EMEA	54,590	14.7%	54,239	17.6%	0.6%	5.1%
EMEA	93,810	25.3%	87,037	28.2%	7.8%	12.8%

Japan	47,068	12.7%	42,949	13.9%	9.6%	10.1%
Other Asia-Pacific	84,244	22.7%	50,403	16.3%	67.1%	74.0%
Asia-Pacific	131,312	35.4%	93,352	30.2%	40.7%	44.6%

Total	$370,508		$308,861		20.0%	22.6%

(in thousands, except percentages)	Q2 YTD 2019	% of Total	Q2 YTD 2018	% of Total	% Change	% Change in Constant Currency
Americas	$292,939	42.4%	$232,673	39.3%	25.9%	26.1%

Germany	56,716	8.2%	69,751	11.8%	(18.7)%	(13.2)%
United Kingdom	22,811	3.3%	16,971	2.9%	34.4%	41.5%
Other EMEA	105,492	15.3%	105,439	17.8%	0.1%	5.7%
EMEA	185,019	26.8%	192,161	32.5%	(3.7)%	2.0%

Japan	81,012	11.7%	73,618	12.4%	10.0%	11.5%
Other Asia-Pacific	131,448	19.0%	93,683	15.8%	40.3%	45.8%
Asia-Pacific	212,460	30.8%	167,301	28.3%	27.0%	30.7%

Total	$690,418		$592,135		16.6%	19.6%

Regional Commentary

Under the current accounting for revenue, the value and duration of multi-year contracts entered into during the period significantly impact the recognition of revenue. As a result, quarterly revenue may fluctuate significantly due to the timing of such contracts. Large swings in revenue growth rates are not necessarily indicative of customer activity in the regions during the periods presented. In the tables reflected above, this had a disproportionate impact on quarterly revenue for the United Kingdom and Other Asia-Pacific and YTD revenue for the Americas, Germany, United Kingdom and Other Asia-Pacific.

Americas

The Americas experienced double-digit constant currency growth for both the second quarter and YTD. The region saw industry trends consistent with those from the first quarter of 2019 and the second half of 2018. The high-tech industry showed growth as companies continued their intense competition for share of the 5G market. Additionally, the industry benefited from continued investment in data centers and smart connected products. Defense spending on next-generation systems resulted in continued growth for the aerospace and defense industry.

EMEA

EMEA's constant currency revenue growth rebounded during the second quarter, showing double-digit growth. The region's growth was bolstered by the automotive industry's investments in autonomous vehicles, electrification and functional safety. Similar to the Americas, the adoption of 5G supported the region's high-tech industry growth.

Asia-Pacific

Asia-Pacific led the regions in constant currency revenue growth, including double-digit constant currency growth across all classes of revenue. The high-tech industry was the region's strongest sector. The autonomous vehicle and electrification trends of the automotive industry also continued to positively impact the region.

Impact of China Trade Discussions:

In connection with the ongoing trade discussions between the United States and China, we note the following with respect to the magnitude of our revenue derived from China, as well as the impact on our financial guidance:

•	In fiscal year 2018, total non-GAAP revenue attributed to China was $58.1 million, or 4.5% of total non-GAAP revenue.

•	The increase in our financial guidance included under the "Outlook" section later in this document includes the impact of reduced expectations from our business in China. These reduced expectations from China are based upon our current estimate of the impact of existing trade restrictions, including restrictions on selling to certain prospective customers.

•	While we do not expect the impact of the existing restrictions to materially affect our 2019 financial results, future changes in trade restrictions, or a further deterioration in the trade environment, could have a material adverse impact on our business.

NON-GAAP INCOME STATEMENT HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Gross margin	91.0%	90.3%	91.0%	90.1%
Operating margin	45.6%	47.3%	44.3%	46.2%
Effective tax rate	19.0%	21.3%	19.9%	20.9%

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•	Cash and short-term investments totaled $631.7 million as of June 30, 2019, of which 66% was held domestically.
•	Operating cash flows were $88.5 million for the second quarter of 2019 as compared to $111.1 million for the second quarter of 2018. Operating cash flows were $240.1 million for YTD 2019 as compared to $243.5 million for YTD 2018.
•	Cash paid for acquisitions, net of cash acquired, totaled $285.3 million for YTD 2019 as compared to $283.0 million for YTD 2018.
•	Capital expenditures totaled $10.0 million and $16.9 million for the second quarter and YTD 2019, respectively. We are currently planning total 2019 capital expenditures in the range of $35 - $40 million.

SHARE COUNT AND SHARE REPURCHASES

We had 85.5 million fully diluted weighted average shares outstanding in Q2. We repurchased 0.1 million shares during Q2 at an average price of $179.36 per share and repurchased 0.3 million shares during the first six months at an average price of $179.41 per share. As of June 30, 2019, the Company had 3.5 million shares remaining available for repurchase under its authorized share repurchase program.

STOCK-BASED COMPENSATION EXPENSE

	Three Months Ended		Six Months Ended
(in thousands, except per share data)	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Cost of sales:
Maintenance and service	$2,374	$1,432	$3,602	$2,442
Operating expenses:
Selling, general and administrative	14,503	11,526	27,634	19,804
Research and development	12,245	7,677	21,686	13,658
Stock-based compensation expense before taxes	29,122	20,635	52,922	35,904
Related income tax benefits	(9,152)	(10,396)	(20,228)	(21,700)
Stock-based compensation expense, net of taxes	$19,970	$10,239	$32,694	$14,204
Net impact on earnings per share:
Diluted earnings per share	$(0.23)	$(0.12)	$(0.38)	$(0.17)

CURRENCY

CURRENCY IMPACTS: The second quarter and YTD 2019 revenue and operating income, as compared to the second quarter and YTD 2018, were impacted by fluctuations in the U.S. Dollar. The impacts on non-GAAP revenue and operating income are reflected in the table below. Amounts in brackets indicate an adverse impact from currency fluctuations.

	Non-GAAP
	Three Months Ended	Six Months Ended
(in thousands)	June 30, 2019	June 30, 2019
Revenue	$(8,286)	$(17,567)
Operating income	$(4,289)	$(7,793)

The foreign exchange impacts on deferred revenue and backlog were $3.2 million favorable and $0.6 million unfavorable for the second quarter and YTD 2019, respectively.

OUTLOOK

Q3 2019 OUTLOOK: We are currently forecasting the following for Q3 2019:

(in millions, except percentages and per share data)	GAAP	non-GAAP
Revenue	$318.4 - $338.4	$320.0 - $340.0
Operating margin	25.0% - 28.0%	39.0% - 40.0%
Effective tax rate	15.0% - 17.0%	20.0% - 21.0%
Diluted earnings per share	$0.77 - $0.96	$1.15 - $1.28

FY 2019 OUTLOOK: We are updating our FY 2019 forecast based on our first half results, current sales visibility and expense expectations in the second half and the assumption of a continuation of a similar business climate to that which we experienced in the second quarter. We are currently forecasting:

(in millions, except percentages and per share data)	GAAP	non-GAAP
Revenue	$1,452.7 - $1,492.7	$1,460.0 - $1,500.0
Operating margin	32.0% - 34.0%	43.5% - 44.5%
Effective tax rate	15.0% - 17.0%	20.0% - 20.5%
Diluted earnings per share	$4.61 - $5.06	$5.98 - $6.28

In addition, we are updating our forecast to the following for FY 2019:

(in millions)	Other Financial Metrics
ACV	$1,440.0 - $1,475.0
Operating cash flows	$470.0 - $510.0

We are currently expecting approximately 86.0 million fully diluted shares outstanding for both Q3 2019 and FY 2019.

CURRENCY OUTLOOK: The Company’s results have been, and will continue to be, impacted by currency fluctuations, particularly by rate movements in the Euro, British Pound and Japanese Yen. Our currency rate assumptions are as follows:

	Euro	British Pound	Japanese Yen
Q3 and Q4 2019	1.11 - 1.14	1.21 - 1.24	106 - 109

The outlook presented above factors in actual and planned increases in sales and channel capacity, our current visibility around major account activity, sales pipelines and forecasts. However, as we have said in the past, and will continue to reiterate, there are many factors over which we have no control, including the macro-economic environment, customer procurement patterns, government and tax policies, and currency rate volatility. We do, however, have the benefit of a solid, repeatable business base; a diversified geographic and industry footprint; and a world-class customer base that have helped us to succeed and to deliver on our commitments.

GLOSSARY OF TERMS

Annual Contract Value (ACV): ACV is composed of the following:

•	the annualized value of maintenance and lease contracts with start dates or anniversary dates during the period, plus
•	the value of perpetual license contracts with start dates during the period, plus
•	the annualized value of fixed-term services contracts with start dates or anniversary dates during the period, plus
•	the value of work performed during the period on fixed-deliverable services contracts.

Example 1: A $300,000 lease or maintenance contract with a term of January 1, 2019 - December 31, 2021 would contribute $100,000 to ACV in each of fiscal years 2019, 2020 and 2021.

Example 2: A perpetual license valued at $200,000 with a contract start date of March 1, 2019 sold in connection with three years of annual maintenance valued at a total of $120,000 would contribute to ACV as follows:  fiscal year 2019: $240,000 ($200,000 + $40,000); fiscal years 2020 and 2021: $40,000 in each year.

Backlog: Installment billings for periods beyond the current quarterly billing cycle and customer orders received but not processed.

Deferred Revenue: Billings made or payments received in advance of revenue recognition.

Lease or Time-Based License: A license of a stated product of the Company’s software that is granted to a customer for use over a specified time period, which can be months or years in length. In addition to the use of the software, the customer is provided with access to maintenance (unspecified version upgrades and technical support) without additional charge. The revenue related to these contracts is recognized ratably over the contract period for the maintenance portion and up front for the license portion.

Perpetual / Paid-Up License: A license of a stated product and version of the Company’s software that is granted to a customer for use in perpetuity. The revenue related to this type of license is typically recognized up front.

Maintenance: A contract, typically one year in duration, that is purchased by the owner of a perpetual license and that provides access to unspecified version upgrades and technical support during the duration of the contract. The revenue from these contracts is recognized ratably over the contract period.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that provide current expectations or forecasts of future events based on certain assumptions. Forward-looking statements are subject to risks, uncertainties, and factors relating to our business which could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements. Forward-looking statements use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “project,” “should,” “target,” or other words of similar meaning. Risks, uncertainties, and factors that could cause actual results to differ materially from those implied by these forward-looking statements include: adverse changes in global economic and/or political conditions; declines in our customers’ businesses resulting in adverse changes in customer procurement patterns; uncertainties regarding demand for our products and services in the future and our customers’ acceptance of new products; plans for future capital spending; investments in complementary companies, products, services and technologies; political, economic, and regulatory risks and uncertainties in the countries and regions in which we operate; impacts from tariffs, trade sanctions, export license requirements or other trade barriers; the effect of changes in currency exchange rates and changes in interest rates; potential variations in our sales forecasts compared to actual sales; the volatility of our stock price; failures or errors in our products and services; our industry’s rapidly changing technology; the quality of our products, including strength of features, functionality and integrated multi-physics capabilities; lease license volatility; the investment of more resources in research and development than anticipated; increased pricing pressure as a result of the competitive environment in which we operate; our ability to recruit and retain key personnel; our ability to protect our proprietary technology; cybersecurity threats or other security breaches; disclosure and misuse of customer data whether as a result of a cybersecurity incident or otherwise; implementation of our new IT systems; investments in global sales and marketing organizations and global business infrastructure; dependence on our channel partners for the distribution of our products; increased variability in our revenue due to the adoption of Accounting Standards Codification 606; our reliance on high renewal rates for annual lease and maintenance contracts; our ability to complete and successfully integrate our acquisitions; catastrophic events which may damage our facilities or otherwise disrupt our business; operational disruptions or the failure of our technological infrastructure; periodic reorganization of our sales force; the repatriation of previously taxed earnings in excess of working capital and capital expenditure requirements; a loss of revenue if contracts with the U.S. government or foreign governments are canceled; the outcome of contingencies, including legal proceedings and government or regulatory investigations and service tax audit cases; uncertainty regarding income tax estimates in the jurisdictions in which we operate; the effect of changes in tax laws and regulations in the jurisdictions in which we operate; changes in accounting principles or standards; the uncertainty of estimates relating to the impact on reported revenue related to the acquisition accounting treatment of deferred revenue; and other risks and uncertainties described in our reports filed from time to time with the Securities and Exchange Commission. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(Unaudited)
	Three Months Ended
	June 30, 2019				June 30, 2018
(in thousands, except percentages and per share data)	GAAP Results	Adjustments		Non-GAAP Results	GAAP Results	Adjustments		Non-GAAP Results
Total revenue	$368,635	$1,873	(1)	$370,508	$305,913	$2,948	(4)	$308,861
Operating income	128,628	40,385	(2)	169,013	108,553	37,556	(5)	146,109
Operating profit margin	34.9%			45.6%	35.5%			47.3%
Net income	$109,750	$28,156	(3)	$137,906	$92,596	$23,250	(6)	$115,846
Earnings per share – diluted:
Earnings per share	$1.28			$1.61	$1.08			$1.35
Weighted average shares	85,483			85,483	85,986			85,986
(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.
(2)	Amount represents $29.1 million of stock-based compensation expense, $0.4 million of excess payroll taxes related to stock-based awards, $8.6 million of amortization expense associated with intangible assets acquired in business combinations, $0.5 million of transaction expenses related to business combinations and the $1.9 million adjustment to revenue as reflected in (1) above.
(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, decreased for the related income tax impact of $11.7 million, adjustments related to the transition tax associated with the Tax Cuts and Jobs Act of $0.5 million, and rabbi trust income of $0.1 million.
(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.
(5)	Amount represents $20.6 million of stock-based compensation expense, $0.4 million of excess payroll taxes related to stock-based awards, $12.6 million of amortization expense associated with intangible assets acquired in business combinations, $1.0 million of transaction expenses related to business combinations and the $2.9 million adjustment to revenue as reflected in (4) above.
(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, decreased for the related income tax impact of $14.2 million and rabbi trust income of $0.1 million.

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(Unaudited)
	Six Months Ended
	June 30, 2019				June 30, 2018
(in thousands, except percentages and per share data)	GAAP Results	Adjustments		Non-GAAP Results	GAAP Results	Adjustments		Non-GAAP Results
Total revenue	$685,765	$4,653	(1)	$690,418	$588,786	$3,349	(4)	$592,135
Operating income	224,277	81,922	(2)	306,199	203,614	69,907	(5)	273,521
Operating profit margin	32.7%			44.3%	34.6%			46.2%
Net income	$195,980	$52,596	(3)	$248,576	$176,876	$42,034	(6)	$218,910
Earnings per share – diluted:
Earnings per share	$2.29			$2.91	$2.06			$2.54
Weighted average shares	85,488			85,488	86,069			86,069
(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.
(2)	Amount represents $52.9 million of stock-based compensation expense, $4.4 million of excess payroll taxes related to stock-based awards, $16.9 million of amortization expense associated with intangible assets acquired in business combinations, $3.1 million of transaction expenses related to business combinations and the $4.7 million adjustment to revenue as reflected in (1) above.
(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, decreased for the related income tax impact of $27.3 million, adjustments related to the transition tax associated with the Tax Cuts and Jobs Act of $1.8 million, and rabbi trust income of $0.2 million.
(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.
(5)	Amount represents $35.9 million of stock-based compensation expense, $3.5 million of excess payroll taxes related to stock-based awards, $24.8 million of amortization expense associated with intangible assets acquired in business combinations, $2.3 million of transaction expenses related to business combinations and the $3.3 million adjustment to revenue as reflected in (4) above.
(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, decreased for the related income tax impact of $29.3 million and rabbi trust income of $0.1 million, and increased for adjustments related to the transition tax associated with the Tax Cuts and Jobs Act of $1.4 million.

In the third quarter and fiscal year 2019 guidance, the expected impacts of non-GAAP adjustments associated with the acquisition accounting for deferred revenue are $1.6 million and $7.3 million, respectively. Over the same periods, the impacts of non-GAAP adjustments associated with stock-based compensation result in a higher non-GAAP effective tax rate. See below for a reconciliation of GAAP to non-GAAP operating margins and diluted earnings per share:

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Forward-Looking Guidance
Quarter Ending September 30, 2019
	Operating Margin	Earnings Per Share Range - Diluted
U.S. GAAP expectation	25.0% - 28.0%	$0.77 - $0.96
Adjustment to exclude acquisition adjustments to deferred revenue	0.5%	$0.02
Adjustment to exclude acquisition-related amortization	2.5% - 2.7%	$0.07
Adjustment to exclude stock-based compensation	9.0% - 10.8%	$0.23 -$0.29
Non-GAAP expectation	39.0% - 40.0%	$1.15 - $1.28

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Forward-Looking Guidance
Year Ending December 31, 2019
	Operating Margin	Earnings Per Share Range - Diluted
U.S. GAAP expectation	32.0% - 34.0%	$4.61 - $5.06
Adjustment to exclude acquisition adjustments to deferred revenue	0.5%	$0.07
Adjustment to exclude acquisition-related amortization	2.3%	$0.29
Adjustment to exclude stock-based compensation	7.5% - 8.5%	$0.85 - $1.00
Adjustment to exclude acquisition-related transaction expenses	0.2%	$0.03
Adjustment to exclude transition tax adjustments related to the Tax Cuts and Jobs Act	–	($0.02)
Non-GAAP expectation	43.5% - 44.5%	$5.98 - $6.28

NON-GAAP MEASURES

The Company provides non-GAAP revenue, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP regarding the Company's operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. These prepared remarks also contain a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.

Management uses non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and its employees. In addition, many financial analysts that follow the Company focus on and publish both historical results and future projections based on non-GAAP financial measures. The Company believes that it is in the best interest of its investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested, and the Company has historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Acquisition accounting for deferred revenue and its related tax impact. Historically, the Company has consummated acquisitions in order to support its strategic and other business objectives. In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value. Although this acquisition accounting requirement has no impact on the Company's business or cash flow, it adversely impacts the Company's reported GAAP revenue in the reporting periods following an acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company provides non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making, and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.

Amortization of intangible assets from acquisitions and its related tax impact. The Company incurs amortization of intangible assets, included in its GAAP presentation of amortization expense, related to various acquisitions it has made. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after the acquisition, and it excludes such expenses when making decisions to allocate resources. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making, and (b) compare past reports of financial results of the Company as the Company has historically reported these non-GAAP financial measures.

Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of software licenses; cost of maintenance and service; research and development expense; and selling, general and administrative expense. This non-GAAP adjustment also includes excess payroll tax expense related to stock-based compensation. Stock-based compensation expense (benefit) incurred in connection with the Company's deferred compensation plan held in a rabbi trust includes an offsetting benefit (charge) recorded in other income (expense). Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Management similarly excludes income (expense) related to assets held in a rabbi trust in connection with the Company's deferred compensation plan. Specifically, the Company excludes stock-based compensation and income (expense) related to assets held in the deferred compensation plan rabbi trust during its annual budgeting process and its quarterly and annual assessments of the Company's and management's performance. The annual budgeting process is the primary mechanism whereby the Company allocates resources to various initiatives and operational requirements. Additionally, the annual review by the board of directors during which it compares the Company's historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results. In fact, the Company records stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable. In this way, management can review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting as well as comparability with competitors' operating results.

Restructuring charges and the related tax impact. The Company occasionally incurs expenses for restructuring its workforce included in its GAAP presentation of cost of software licenses; cost of maintenance and service; research and development expense; and selling, general and administrative expense. Management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally does not incur these expenses as a part of its operations. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting as well as comparability with competitors' operating results.

Transaction costs related to business combinations. The Company incurs expenses for professional services rendered in connection with business combinations, which are included in its GAAP presentation of selling, general and administrative expense. These expenses are generally not tax-deductible. Management excludes these acquisition-related transaction expenses, derived from announced acquisitions, for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally would not have otherwise incurred these expenses in the periods presented as a part of its operations. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting as well as comparability with competitors' operating results.

Tax Cuts and Jobs Act. The Company recorded impacts to its income tax provision related to the enactment of the Tax Cuts and Jobs Act, specifically for the transition tax related to unrepatriated cash and the impacts of the tax rate change on net deferred tax assets. Management excludes these impacts for the purpose of calculating non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as (i) the charges are not expected to recur as part of its normal operations and (ii) the charges resulted from the extremely infrequent event of major U.S. tax reform, the last such reform having occurred in 1986. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting.

Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

The Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure
Revenue	Non-GAAP Revenue
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share

IR Contact:

Annette N. Arribas, IRC

(724) 820-3700

annette.arribas@ansys.com